Exhibit 99.1

PerkinElmer Announces Financial Results for the Fourth Quarter of 2007

  Revenue of $511 million, up 20%
  EPS from continuing operations of $0.46; Adjusted EPS of $0.45 exceeds guidance
  Cash flow from continuing operations of $97 million, up 15%

WALTHAM, Mass.--(BUSINESS WIRE)--PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics markets, today reported financial results for the fourth quarter and fiscal year ended December 30, 2007. For the fourth quarter 2007, the Company reported GAAP earnings per share from continuing operations of $0.46. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share for the fourth quarter 2007 of $0.45, which is above the Company’s previously forecasted range of $0.42 to $0.44.

Revenue for the fourth quarter 2007 was $511.5 million, an increase of 20% versus the fourth quarter 2006. Revenue growth was 19% in Life and Analytical Sciences and 22% in Optoelectronics, compared to the same period a year ago. From an end-market perspective, fourth quarter 2007 revenue from Health Sciences, which represented 84% of total revenues for the quarter, increased 19% over the fourth quarter 2006. This increase was driven by strong growth across most businesses, particularly in genetic screening, medical imaging, and analytical sciences. Changes in foreign exchange rates and acquisitions each contributed approximately 5% to the fourth quarter 2007 revenue growth.

“Our excellent fourth quarter results finish off a year of strong growth for the Company,” said Gregory L. Summe, Chairman and CEO of PerkinElmer, Inc. “The solid fundamentals across our portfolio of businesses reflect the investments that we have made in new products, services and geographic expansion. During the quarter, we also completed the acquisition of ViaCell, a leader in the processing and storage of stem cells from umbilical cord blood. We believe that we are very well positioned to sustain our growth momentum in 2008.”

GAAP operating profit for the fourth quarter 2007 was $51.1 million, compared to $52.2 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit for the fourth quarter 2007 was $75.5 million, up 18% as compared to $64.0 million in the fourth quarter 2006.

The Company generated cash flow from continuing operations of $96.6 million in the fourth quarter 2007, up 15% over the prior year. In addition, the Company repurchased 1.0 million shares of its common stock in the fourth quarter 2007. This leaves approximately 1.9 million shares remaining of the Company’s stock repurchase program. At December 30, 2007, the Company had cash and cash equivalents of $203.3 million and net debt (defined as long-term debt plus short-term debt, less cash and cash equivalents) of $313.3 million.

Financial Overview by Reporting Segment

Life and Analytical Sciences reported revenue of $382.1 million for the fourth quarter 2007, up 19% from revenue of $320.6 million in the fourth quarter 2006, driven primarily by growth in the Company’s genetic screening, analytical sciences, and laboratory services businesses, as well as a positive impact from acquisitions, new product introductions, and changes in foreign exchange rates.

The segment’s GAAP operating profit for the fourth quarter 2007 was $40.0 million, compared to $40.9 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the fourth quarter 2007 was $59.9 million, up 17% as compared to $51.3 million in the fourth quarter 2006.

Optoelectronics reported revenue of $129.4 million for the fourth quarter 2007, up 22% from revenue of $106.3 million in the fourth quarter 2006, driven primarily by revenue growth in the Company’s medical imaging and specialty lighting businesses, as well as a positive impact from new product introductions and changes in foreign exchange rates.

The segment’s GAAP operating profit for the fourth quarter 2007 was $22.6 million, compared to $19.8 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the fourth quarter 2007 was $26.2 million, up 28% as compared to $20.4 million in the fourth quarter 2006.

Financial Guidance

For the full year 2008, the Company expects revenue to increase in the low double digits to mid-teens, with acquisitions and changes in foreign exchange rates contributing approximately 500 basis points, and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share to grow in the low double digits to mid-teens, which includes the previously announced earnings dilution from the ViaCell acquisition.

For the first quarter 2008, the Company projects revenue to increase in the low double digits to mid-teens with acquisitions and changes in foreign exchange rates contributing approximately 700 basis points. The Company expects to earn GAAP earnings per share in the range of $0.18 to $0.19, and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $0.26 to $0.27.

Conference Call Information

The Company will discuss its fourth quarter results in a conference call on January 24, 2008, at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 597-5346 prior to the scheduled conference call time and provide the access code 69812791. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the access code is 34068087.

A live audio webcast of the call will be available on the "Investors" section of our Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on our Web site approximately two hours after the call and will be available through February 24, 2008.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) our ability to produce an adequate quantity of products to meet our customers’ demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) our failure to comply with health care industry regulations; (11) economic, political and other risks associated with foreign operations; (12) our ability to retain key personnel; (13) restrictions in our credit agreements; (14) our ability to realize the full value of our intangible assets; and (15) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.8 billion in 2007, has 9,100 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Year Ended
(In thousands, except per share data)	Dec 30, 2007	Dec 31, 2006	Dec 30, 2007	Dec 31, 2006

Sales	$511,473	$426,986	$1,787,331	$1,546,358

Cost of Sales	297,902	248,132	1,060,099	918,287
Amortization of Acquired Inventory Revaluation	-	-	2,492	-
Research and Development Expenses	28,771	27,079	111,619	99,719
In-Process Research and Development Charges	-	-	1,502	-
Selling, General and Administrative Expenses	126,884	99,677	444,412	376,849
Gains on Settlement of Insurance Claim	-	-	(15,346)	-
Gains on Dispositions, Net	-	-	-	(1,505)
Impairment of Assets	-	3,246	-	3,246
Restructuring and Lease Charges (Reversals), Net	6,834	(3,350)	14,387	(3,640)

Operating Income From Continuing Operations	51,082	52,202	168,166	153,402

Interest Income	(1,307)	(1,736)	(4,688)	(9,390)
Interest Expense	5,439	2,468	15,325	9,157
Gains on Dispositions of Investments, Net	-	(383)	(697)	(2,296)
Other Expense, Net	1,269	899	6,937	5,195

Income From Continuing Operations Before Income Taxes	45,681	50,954	151,289	150,736

(Benefit) Provision for Income Taxes	(8,929)	9,885	17,455	32,412

Net Income From Continuing Operations	54,610	41,069	133,834	118,324

Loss From Discontinued Operations, Net of Income Taxes	(916)	(149)	(916)	(1,174)
(Loss) Gain on Disposition of Discontinued Operations, Net of Income Taxes	(1,132)	808	(1,232)	2,433

Net Income	$52,562	$41,728	$131,686	$119,583

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.46	$0.33	$1.11	$0.94

Loss From Discontinued Operations, Net of Income Taxes	(0.01)	-	(0.01)	(0.01)
(Loss) Gain on Disposition of Discontinued Operations, Net of Income Taxes	(0.01)	0.01	(0.01)	0.02

Net Income	$0.44	$0.34	$1.09	$0.95

Weighted Average Diluted Shares of Common Stock Outstanding	119,015	123,760	120,605	126,512

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP Diluted EPS from Continuing Operations	$0.46	$0.33
Amortization of Intangible Assets, Net of Income Taxes	0.07	0.05
Stock Options, Net of Income Taxes	0.01	0.01
Impairment of Assets, Net of Income Taxes	-	0.02
Legal Settlements, Net of Income Taxes	0.01	-
Purchase Accounting Adjustment - Revenue Not Recognized, Net of Income Taxes	0.01	-
Tax Audit Settlement	(0.16)	-
Restructuring and Lease Charges (Reversals), Net of Income Taxes	0.05	(0.02)
Adjusted EPS	$0.45	$0.39
PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended		Year Ended
(In thousands)		Dec 30, 2007	Dec 31, 2006	Dec 30, 2007	Dec 31, 2006

Life and Analytical Sciences	Sales	$382,083	$320,644	$1,327,246	$1,144,562
	OP$ Reported	39,998	40,943	128,779	115,372
	OP% Reported	10.5%	12.8%	9.7%	10.1%
	Amortization Expense	11,533	8,986	41,415	31,288
	Stock Option Expense	1,123	906	3,419	3,231
	Revaluation of Acquired Inventory	-	-	2,492	-
	In-Process Research & Development Charges	-	-	1,502	-
	Gain on Settlement of Insurance Claim	-	-	(15,346)	-
	Impairment of Assets	-	3,246	-	3,246
	Purchase Accounting Adj. - Revenue Not Recognized	962	-	962	-
	Legal Settlements	2,000	-	2,000	-
	Restructuring and Lease Charges (Reversals)	4,235	(2,820)	8,673	(1,711)
	OP$ Adjusted	59,851	51,261	173,896	151,426
	OP% Adjusted	15.7%	16.0%	13.1%	13.2%

Optoelectronics	Sales	129,390	106,342	460,085	401,796
	OP$ Reported	22,641	19,812	76,473	70,021
	OP% Reported	17.5%	18.6%	16.6%	17.4%
	Amortization Expense	687	644	2,673	2,544
	Stock Option Expense	241	470	1,380	1,573
	Restructuring and Lease Charges (Reversals)	2,599	(530)	5,714	(1,929)
	OP$ Adjusted	26,168	20,396	86,240	72,209
	OP% Adjusted	20.2%	19.2%	18.7%	18.0%

Corporate	OP$ Reported	(11,557)	(8,553)	(37,086)	(31,991)
	Stock Option Expense	1,011	867	4,291	4,267
	OP$ Adjusted	(10,546)	(7,686)	(32,795)	(27,724)

Continuing Operations	Sales	$511,473	$426,986	$1,787,331	$1,546,358
	OP$ Reported	51,082	52,202	168,166	153,402
	OP% Reported	10.0%	12.2%	9.4%	9.9%
	Amortization Expense	12,220	9,630	44,088	33,832
	Stock Option Expense	2,375	2,243	9,090	9,071
	Revaluation of Acquired Inventory	-	-	2,492	-
	In-Process Research & Development Charges	-	-	1,502	-
	Gain on Settlement of Insurance Claim	-	-	(15,346)	-
	Impairment of Assets	-	3,246	-	3,246
	Purchase Accounting Adj. - Revenue Not Recognized	962	-	962	-
	Legal Settlements	2,000	-	2,000	-
	Restructuring and Lease Charges (Reversals)	6,834	(3,350)	14,387	(3,640)
	OP$ Adjusted	$75,473	$63,971	$227,341	$195,911
	OP% Adjusted	14.8%	15.0%	12.7%	12.7%
SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP
PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	Dec 30, 2007	Sept 30, 2007	Dec 31, 2006
		(In thousands)

Current assets:
Cash and cash equivalents	$203,348	$160,901	$191,059
Accounts receivable, net	336,858	287,081	268,459
Inventories, net	202,394	210,560	183,260
Other current assets	99,057	95,980	101,511
Current assets of discontinued operations	750	487	477
Total current assets	842,407	755,009	744,766

Property, plant and equipment:
At cost	580,429	557,712	525,134
Accumulated depreciation	(378,885)	(363,095)	(342,938)
Net property, plant and equipment	201,544	194,617	182,196
Marketable securities and investments	5,919	4,658	7,508
Intangible assets, net	480,009	406,589	404,021
Goodwill	1,355,963	1,178,008	1,117,724
Other assets	60,937	51,016	52,502
Long-term assets of discontinued operations	4,448	1,461	1,605
Total assets	$2,951,227	$2,591,358	$2,510,322

Current liabilities:
Short-term debt	$300,562	$935	$1,153
Accounts payable	185,587	158,636	152,836
Accrued restructuring and integration costs	12,821	3,921	2,731
Accrued expenses	347,905	281,800	318,987
Current liabilities of discontinued operations	1,049	-	826
Total current liabilities	847,924	445,292	476,533

Long-term debt	216,078	246,095	151,781
Long-term liabilities	312,827	363,734	304,278
Total liabilities	1,376,829	1,055,121	932,592

Commitments and contingencies

Total stockholders' equity	1,574,398	1,536,237	1,577,730
Total liabilities and stockholders' equity	$2,951,227	$2,591,358	$2,510,322

PREPARED IN ACCORDANCE WITH GAAP
PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	Dec 30, 2007	Dec 31, 2006	Dec 30, 2007	Dec 31, 2006
	(In thousands)

Operating activities:
Net income	$52,562	$41,728	$131,686	$119,583
Add: loss from discontinued operations, net of income taxes	916	149	916	1,174
Add: loss (gain) on disposition of discontinued operations, net of income taxes	1,132	(808)	1,232	(2,433)
Net income from continuing operations	54,610	41,069	133,834	118,324
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	5,179	5,515	15,804	16,144
Restructuring and lease charges (reversals), net	6,834	(3,350)	14,387	(3,640)
Amortization of deferred debt issuance costs	122	74	343	292
Depreciation and amortization	20,853	18,247	77,997	69,184
In-process research and development charges	-	-	1,502	-
Amortization of acquired inventory revaluation	-	-	2,492	-
Gains on settlement of insurance claim	-	-	(15,346)	-
Gains on dispositions, net	-	(383)	(697)	(3,801)
Asset impairments	-	3,246	-	3,246
Changes in operating assets and liabilities:
Accounts receivable, net	(31,161)	(9,657)	(28,853)	3,315
Inventories, net	9,202	2,196	341	(11,067)
Accounts payable	25,498	8,305	23,549	(1,671)
Taxes refunded (paid) on divestitures	1,604	(301)	1,300	(60,297)
Accrued expenses and other	3,864	18,846	(19,575)	(3,008)
Net cash provided by continuing operations	96,605	83,807	207,078	127,021
Net cash (used in) provided by discontinued operations	(1,837)	1,282	(1,951)	419
Net cash provided by operating activities	94,768	85,089	205,127	127,440

Investing activities:
Capital expenditures	(8,990)	(13,474)	(46,978)	(44,473)
Proceeds from dispositions of property, plant and equipment, net	-	3,100	10,787	10,185
Proceeds from surrender of life insurance policies	-	72	1,601	3,826
Payments for business development activity	100	-	(1,040)	(796)
Proceeds from disposition of businesses and investments, net	336	383	1,365	24,423
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(271,856)	(35,552)	(315,872)	(133,128)
Net cash used in continuing operations	(280,410)	(45,471)	(350,137)	(139,963)
Net cash (used in) provided by discontinued operations	(2)	-	798	467
Net cash used in investing activities	(280,412)	(45,471)	(349,339)	(139,496)

Financing Activities:
Payments on debt	(30,000)	(54,183)	(212,431)	(110,748)
Proceeds from borrowings	300,000	-	571,462	-
Payments for debt issuance costs	(350)	-	(765)	(741)
Settlement of cash flow hedges	(4,232)	-	(4,232)	-
(Decrease) increase in other credit facilities	(402)	649	(1,263)	(164)
Tax (expense) benefit from exercise of common stock options	(5,573)	(1,795)	414	2,203
Proceeds from issuance of common stock under stock plans	2,154	4,135	32,377	21,520
Purchases of common stock	(26,940)	-	(202,971)	(190,121)
Dividends paid	(8,294)	(8,605)	(33,704)	(35,455)
Net cash provided by (used in) financing activities	226,363	(59,799)	148,887	(313,506)

Effect of exchange rate changes on cash and cash equivalents	1,728	4,166	7,614	14,357

Net increase (decrease) in cash and cash equivalents	42,447	(16,015)	12,289	(311,205)
Cash and cash equivalents at beginning of period	160,901	207,074	191,059	502,264
Cash and cash equivalents at end of period	$203,348	$191,059	$203,348	$191,059

PREPARED IN ACCORDANCE WITH GAAP
PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)	PKI
	Q407		Q406

Adjusted Gross Margin:
GAAP Gross Margin	213.6	41.8%	178.9	41.9%
Intangibles Amortization	8.9	1.7%	7.7	1.8%
Stock Option Expense	0.3	0.1%	0.4	0.1%
Purchase Accounting Adjustment - Revenue Not Recognized	1.0	0.2%	-	0.0%
Adjusted Gross Margin	$223.7	43.7%	$186.9	43.8%

Adjusted SG&A:
GAAP SG&A	126.9	24.8%	99.7	23.3%
Intangibles Amortization	(2.9)	-0.6%	(1.4)	-0.3%
Stock Option Expense	(1.9)	-0.4%	(1.6)	-0.4%
Legal Settlements	(2.0)	-0.4%	-	0.0%
Adjusted SG&A	$120.1	23.5%	$96.7	22.6%

Adjusted R&D:
GAAP R&D	28.8	5.6%	27.1	6.3%
Intangibles Amortization	(0.5)	-0.1%	(0.6)	-0.1%
Stock Option Expense	(0.1)	0.0%	(0.2)	0.0%
Adjusted R&D	$28.1	5.5%	$26.3	6.2%
		-
Adjusted Operating Profit:
GAAP Operating Profit	51.1	10.0%	52.2	12.2%
Intangibles Amortization	12.2	2.4%	9.6	2.3%
Stock Option Expense	2.4	0.5%	2.2	0.5%
Purchase Accounting Adjustment - Revenue Not Recognized	1.0	0.2%	-	0.0%
Legal Settlements	2.0	0.4%
Restructuring and Lease Charges (Reversals)	6.8	1.3%	(3.4)	-0.8%
Impairment of Assets	-	0.0%	3.2	0.8%
Adjusted Operating Profit	$75.5	14.8%	$64.0	15.0%

	PKI
	Q407		Q406

Adjusted EPS:
GAAP EPS	$0.44		$0.34
Discontinued Operations	0.02		(0.01)
GAAP EPS from Continuing Operations	0.46		0.33
Intangibles Amortization	0.07		0.05
Stock Option Expense	0.01		0.01
Legal Settlements	0.01		-
Purchase Accounting Adjustment - Revenue Not Recognized	0.01		-
Tax Audit Settlement	(0.16)		-
Restructuring and Lease Charges (Reversals)	0.05		(0.02)
Impairment of Assets	-		0.02
Adjusted EPS	$0.45		$0.39

	PKI
	Q108		Q107

Adjusted EPS:	Projected
GAAP EPS	$ 0.18 - 0.19		$0.12
Discontinued Operations	-		-
GAAP EPS from Continuing Operations	$ 0.18 - 0.19		0.12
Intangibles Amortization	0.07		0.06
Stock Option Expense	0.01		0.01
Revaluation of Acquired Inventory	-		0.01
In-Process Research and Development Charges	-		0.01
Restructuring and Lease Charges (Reversals)	-		0.03
Adjusted EPS	$ 0.26 - 0.27		$0.24

	LAS
	Q407		Q406
Adjusted Operating Profit:
GAAP Operating Profit	40.0	10.5%	40.9	12.8%
Intangibles Amortization	11.5	3.0%	9.0	2.8%
Stock Option Expense	1.1	0.3%	0.9	0.3%
Purchase Accounting Adjustment - Revenue Not Recognized	1.0	0.3%	-	0.0%
Legal Settlements	2.0	0.5%	-	0.0%
Restructuring and Lease Charges (Reversals)	4.2	1.1%	(2.8)	-0.9%
Impairment of Assets	-	0.0%	3.2	1.0%
Adjusted Operating Profit	$59.9	15.7%	$51.3	16.0%

	OPTO
	Q407		Q406
Adjusted Operating Profit:
GAAP Operating Profit	22.6	17.5%	19.8	18.6%
Intangibles Amortization	0.7	0.5%	0.6	0.6%
Stock Option Expense	0.2	0.2%	0.5	0.4%
Restructuring and Lease Charges (Reversals)	2.6	2.0%	(0.5)	-0.5%
Adjusted Operating Profit	$26.2	20.2%	$20.4	19.2%

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs used in producing our products. We include estimated revenues from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenues for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, significant legal settlements and stock option expense. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets and significant legal settlements from these measures because intangibles amortization charges and significant legal settlements do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We also exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets and stock option expense. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the amount of our internal investments in R&D activities.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, significant legal settlements, restructuring and lease charges and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings per Share

We use the term “adjusted earnings per share” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, significant legal settlements, restructuring and lease charges, stock option expense and income from significant tax audit settlements, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, other income/expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, significant legal settlements, restructuring and lease charges, stock option expense and income from significant tax audit settlements as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

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The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
PerkinElmer, Inc.
Investor Relations:
Michael A. Lawless, 781-663-5659
or
Media Contact:
Kevin J. Lorenc, 781-663-5701